AMENDMENT

THIS AMENDMENT is made as of the 1st day of December, 2015, (the “effective date”) by and between UMB Fund Services, Inc., a Wisconsin corporation (“UMBFS”), UMB Distribution Services, L.L.C., a Wisconsin limited liability company (“UMBDS”) and Stewart Capital Mutual Funds, a Delaware statutory trust (the “Trust”).

WITNESSETH:

WHEREAS, UMBFS and the Trust previously entered into (i) an Administration and Accounting Agreement, dated December 5, 2006, under which UMBFS provides certain administrative and accounting services to such investment portfolios of the Trust as are listed on Schedule A thereto (each referred to as a “Fund”), and (ii) a Transfer Agency Agreement, dated December 5, 2006, under which UMBFS provides certain transfer agency and dividend disbursement services to each of the investment portfolios of the Trust as are listed in Schedule A thereto (each referred to as a “Fund”); and

WHEREAS, UMBDS and the Trust previously entered into (i) a Distribution Agreement, dated April 30, 2013, under which UMBDS provides certain distribution services on behalf of the Trust to such investment portfolios of the Trust as are listed on Schedule A thereto (each referred to as a “Fund”), and (ii) an Inbound Call Management and Fulfillment Services Agreement, dated December 5, 2006, under which UMBDS provides certain inbound call management and fulfillment services to such investment portfolios of the Trust as are listed on Schedule A thereto (each referred to as a “Fund”); and

WHEREAS, UMBFS, UMBDS, and the Trust desire to amend the Administration and Accounting Agreement, the Transfer Agency Agreement, the Distribution Agreement, and the Inbound Call Management and Fulfillment Services Agreement (each referred to as an “Agreement” and collectively referred to as the “Agreements”) as applicable in accordance with terms thereof;

NOW THEREFORE, in consideration of the above premises, UMBFS, UMBDS and the Trust hereby amend the Agreements by:

(1)	Extending the current term of each of the Administration and Accounting Agreement, and the Transfer Agency Agreement, to November 30, 2018. Extending the current term of each of the Distribution Agreement, and the Inbound Call Management and Fulfillment Agreement, to November 30, 2016. Notwithstanding anything to the contrary in any of the Agreements, each such Agreement shall continue in effect until the end of its respective, aforementioned term and may not be terminated by the Trust prior to such date. After the end of the respective term, each Agreement shall continue automatically in effect unless terminated thereafter in accordance with its respective terms.

(2)	Replacing the notice address for UMBDS and/or UMBFS in each Agreement with the following:

235 West Galena Street, Milwaukee, WI, 53212, Attention: General Counsel

IN WITNESS WHEREOF, UMBFS, UMBDS and the Trust have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

UMB FUND SERVICES, INC.		UMB DISTRIBUTION SERVICES, L.L.C.
(“UMBFS”)		(“UMBDS”)

By:	/s/ Anthony J. Fischer	By:	/s/ Maureen A. Quill
	Anthony J. Fischer		Maureen A. Quill
	President		President

STEWART CAPITAL MUTUAL FUNDS
(the “Trust”)

By:	/s/ Malcolm Polley
Malcolm Polley
President

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